CANADA

PROVINCE OF BRITISH COLUMBIA

NUMBER

375006

Province of British Columbia
Ministry of Finance and Corporate Relations
REGISTRAR OF COMPANIES

COMPANY ACT

CERTIFICATE

I HEREBY CERTIFY THAT

375006 B.C. LTD.

HAS THIS DAY CHANGED ITS NAME TO THE NAME

KEY CAPITAL GROUP INC.

GIVEN, UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA

THIS 23RD DAY OF AUGUST, 1990

DAVID W. BOYD
REGISTRAR OF COMPANIES